Exhibit 99.1

First National Lincoln Corporation Declares Dividend

DAMARISCOTTA, Maine--(BUSINESS WIRE) – December 21, 2006 -- The Board of Directors of First National Lincoln Corporation (NASDAQ NM: FNLC), today declared a quarterly dividend of 16.0 cents per share. This fourth-quarter dividend, which is payable January 31, 2007, to shareholders of record as of January 8, 2007, represents an increase of 14.3% or 2.0 cents per share over the fourth-quarter dividend declared in 2005 of 14.0 cents per share.

"The Company has raised its regular cash dividend for 13 consecutive years and for 45 consecutive quarters," noted Daniel R. Daigneault, FNLC's President & Chief Executive Officer. "The quarterly dividend of 16.0 cents per share translates into an annual dividend of 64.0 cents per share, and based on the December 20th closing price of $16.80 per share, results in a current annual dividend yield of 3.81%.

"Maintaining a generous dividend payout ratio is important for First National Lincoln Corporation," President Daigneault went on. “As of September 30, 2006, our year-to-date payout ratio was 47.4% vs. 27.1% for our peers. This placed us in the 77th percentile when compared to all bank holding companies in the United States with assets between $1.0 billion and $3.0 billion. This is even more important in a year where an inverted yield curve driven by Federal Reserve policy actions is creating a very challenging environment for banks, including us. Given these factors and our excellent long-term track record, I continue to view First National Lincoln Corporation as an attractive investment."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. and First Advisors. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. First Advisors provides investment advisory and trust services from three offices in Damariscotta, Bar Harbor, and Brunswick, Maine.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.